Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Applied UV, Inc. on Form S-1 (File No. 333-274879) and Form S-3 (File No. 333-266015) of our report dated April 16, 2024, as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which appears in the Annual Report on Form 10-K of Applied UV, Inc. for the year ended December 31, 2023. The report for Applied UV, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statements.

/s/ Mazars USA LLP

Fort Washington, PA

April 16, 2024